Tanzanian Royalty Exploration Corporation

Consolidated Financial Statements

For the years ended

August 31, 2015 and 2014

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Tanzanian Royalty Exploration Corporation were prepared by management in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances. The significant accounting policies of the Company are summarized in Note 3 to the consolidated financial statements.

Management has established processes, which are in place to provide them with sufficient knowledge to support management representations that they have exercised reasonable diligence that (i) the consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the year presented by the consolidated financial statements and (ii) the consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Company, as of the date of and for the year presented by the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its financial reporting responsibilities and for reviewing and approving the consolidated financial statements together with other financial information. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the internal controls over the financial reporting process. The Audit Committee meets with management as well as with the independent auditors to review the consolidated financial statements and the auditors' report. The Audit Committee also reviews the Annual Report to ensure that the financial information reported therein is consistent with the information presented in the consolidated financial statements. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

“James E. Sinclair”	“Marco Guidi”
James E. Sinclair	Marco Guidi
Chief Executive Officer	Chief Financial Officer

INDEPENDENT AUDITORS’ REPORT
OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

Tanzanian Royalty Exploration Corporation

We have audited the accompanying consolidated financial statements of Tanzanian Royalty Exploration Corporation, which comprise the consolidated statements of financial position as at August 31, 2015 and 2014, and the consolidated statements of comprehensive loss, changes in equity and cash flow for the years then ended and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Tanzanian Royalty Exploration Corporation as at August 31, 2015 and 2014, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter

Without qualifying our opinion, we draw attention to note 1 in the consolidated financial statements which indicates that the Company has a working capital deficiency of $4,684,253 and accumulated losses of $77,970,955 as at August 31, 2015. These conditions, along with other matters as set forth in note 1, indicate the existence of a material uncertainty that raises substantial doubt about the Company’s ability to continue as a going concern.

Vancouver, Canada

November 30, 2015

Chartered Professional Accountants

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company as defined in Rule 13a-15(f) under the Securities and Exchange Act of 1934.  Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company.  The Company’s management, including our Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of our internal control over financial reporting as of August 31, 2015.  In making this assessment, the Company’s management used the criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO 2013”).  The Company’s management has completed their review and testing of the Company’s internal control over financial reporting and concluded that they are appropriately designed and operating effectively as of August 31, 2015.

Tanzanian Royalty Exploration Corporation Consolidated Statements of Financial Position (Expressed in Canadian Dollars)
As at	August 31, 2015	August 31, 2014

Assets
Current Assets
Cash and cash equivalents (Note 18)	$ 767,826	$ 1,829,661
Other receivables (Note 15)	216,172	691,799
Inventory (Note 17)	487,575	24,230
Prepaid and other assets (Note 14)	80,843	68,882
	1,552,416	2,614,572
Property, plant and equipment (Note 5)	3,406,252	3,125,861
Mineral properties and deferred exploration (Note 4)	48,150,191	47,052,468
	$ 53,108,859	$ 52,792,901

Liabilities
Current Liabilities
Trade, other payables and accrued liabilities (Note 16)	$ 3,683,129	$ 1,288,905
Leases payable (Note 5)	496,559	-
Gold bullion loans (Note 24)	1,205,981	-
Derivative in gold bullion loans (Note 24)	851,000	-
	6,236,669	1,288,905
Warrant liability (Note 8)	120,000	-
Asset Retirement Obligation (Note 22)	680,000	-
	7,036,669	1,288,905
Shareholders’ equity
Share capital (Note 8)	120,532,634	117,153,440
Share based payment reserve (Note 10)	1,048,757	935,060
Warrants reserve (Note 9)	941,037	870,037
Accumulated deficit	(77,970,955)	(69,095,649)
Equity attributable to owners of the Company	44,551,473	49,862,888
Non-controlling interests (Note 23, 4(a), 4(f))	1,520,717	1,641,108
Total shareholders’ equity	46,072,190	51,503,996
	$ 53,108,859	$ 52,792,901

  Nature of operations and Going Concern (Note 1)

  Segmented information (Note 19)

  Commitments (Notes 4 and 20)

  Events after the reporting period (Note 27)

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Royalty Exploration Corporation Consolidated Statements of Comprehensive Loss (Expressed in Canadian Dollars)
Year ended August 31,	2015	2014
Administrative expenses
Depreciation (Note 5)	$ 384,708	$ 258,068
Consulting	246,147	225,914
Directors’ fees (Note 11)	367,524	376,434
Office and general	326,088	380,631
Shareholder information	361,265	265,421
Professional fees	680,048	523,359
Salaries and benefits	1,053,364	1,304,895
Share based payments (Note 8)	506,747	1,106,517
Travel and accommodation	58,507	223,886
	(3,984,398)	(4,665,125)
Other income (expenses)
Foreign exchange gain (loss)	390,459	(18,957)
Interest, net	(12,128)	65,362
Interest accretion (Note 21 and 24)	(738,134)	(4,779)
Accretion on asset retirement obligation (Note 22)	(5,789)	-
Finance costs (Note 25)	(196,525)	-
Unrealized gain (loss) on other financial assets (Note 7)	-	417
Exploration costs	(212,225)	(347,699)
(Provision) recovery of VAT	(38,770)	262,116
Change in value of derivative liability (Note 21)	150,000	-
Loss on amendment of convertible senior notes (Note 21)	(2,034,406)	-
Interest on leases (Note 5)	(45,087)	-
Loss on redemption of convertible senior notes (Note 21)	(174,041)	-
Loss on sale of gold bullion (Note 24)	(184,810)	-
Change in value of warrant liability (Note 8)	324,000	3,524,000
Write off of mineral properties and deferred exploration costs (Note 4)	(2,233,843)	(1,209,640)
Withholding tax recoveries (costs)	-	(21,960)
Net loss and comprehensive loss	$ (8,995,697)	$ (2,416,265)

Loss and comprehensive loss for the year attributable to:
Owners of the Company	(8,875,306)	(1,978,386)
Non-controlling interests	(120,391)	(437,879)
	$ (8,995,697)	$ (2,416,265)

Income (Loss) per share
– basic and diluted	$ (0.09)	$ (0.02)
Weighted average # of shares outstanding
– basic and diluted	103,241,433	101,051,691

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Royalty Exploration Corporation

Consolidated Statements of Changes in Equity

 (Expressed in Canadian Dollars)

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Royalty Exploration Corporation Consolidated Statements of Cash Flow (Expressed in Canadian Dollars)
Year ended August 31,	2015	2014

Operations
Net loss	$ (8,995,697)	$ (2,416,265)
Adjustments to reconcile net loss to cash flow from operating activities:
Depreciation	384,708	258,068
Change in value of warrant liability	(324,000)	(3,524,000)
Change in value of derivative liability	(150,000)	-
Write-off of mineral properties	2,233,843	1,209,640
Share based payments	506,747	1,106,517
Accretion on asset retirement obligation	5,789	-
Interest accretion	738,134	-
Loss on sale of gold bullion	184,810	-
Loss on amendment of convertible senior notes	2,034,406	-
Loss on redemption of convertible senior notes	174,041	-
Foreign exchange	(154,420)	-
Shares issued on settlement of lawsuit	-	185,000
Realized gain on other financial assets	-	(417)
Cash interest paid	(142,589)	(11,033)
Cash interest received	17,488	62,455
Interest accretion	-	4,779
Non cash directors’ fees	192,468	194,682
Net change in non-cash operating working capital items:
Other receivables	78,100	(179,430)
Inventory	(463,345)	(12,381)
Prepaid expenses	(11,961)	11,879
Trade, other payables and accrued liabilities	2,790,416	(375,084)
Cash used in operations	(901,062)	(3,485,590)
Investing
Mineral properties and exploration expenditures	(2,529,248)	(1,867,391)
Proceeds from sale of other financial assets	-	5,667
Property, plant and equipment, net of repayments	(665,099)	(2,412,541)
Cash used in investing activities	(3,194,347)	(4,274,265)
Financing
Repayment of convertible debt	-	(1,090,000)
Proceeds from sale-leaseback, net of repayments	496,559	-
Proceeds from gold bullion loan	1,852,036	-
Proceeds from convertible senior notes, net of issue costs	1,618,804	-
Repayment of convertible senior notes	(933,825)	-
Cash provided by (used in) financing activities	3,033,574	(1,090,000)
Net decrease in cash and cash equivalents	(1,061,835)	(8,849,855)
Cash and cash equivalents, beginning of year	1,829,661	10,679,516
Cash and cash equivalents, end of year	$ 767,826	$ 1,829,661

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Royalty Exploration Corporation Consolidated Statements of Cash Flow (Expressed in Canadian Dollars)

Supplementary information:	2015	2014
Non-cash transactions:
Share based payments capitalized to mineral properties	$ 42,316	$ 114,363
Shares issued pursuant to RSU plan	729,778	1,354,238
Shares issued as finders’ fee on convertible senior note financing	264,000	-
Shares issued on amendment of convertible senior note financing	250,000	-
Shares issued for finders’ fee on gold bullion loan	177,019	-
Shares issued on redemption of convertible senior note financing	1,958,397	-
Warrants issued on convertible senior note financing	515,000	-
Asset retirement obligation	680,000	-

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

1.

Nature of Operations and Going Concern

The Company is in the process of exploring and evaluating its mineral properties.  The business of exploring and mining for minerals involves a high degree of risk.  The underlying value of the mineral properties is dependent upon the existence and economic recovery of mineral reserves, the ability to raise long-term financing to complete the development of the properties, government policies and regulations, and upon future profitable production or, alternatively, upon the Company’s ability to dispose of its interest on an advantageous basis; all of which are uncertain.

The amounts shown as mineral properties and deferred expenditures represent costs incurred to date, less amounts amortized and/or written off, and do not necessarily represent present or future values. The underlying value of the mineral properties is entirely dependent on the existence of economically recoverable reserves, securing and maintaining title and beneficial interest, the ability of the Company to obtain the necessary financing to complete development, and future profitable production.

At August 31, 2015 the Company had a working capital deficiency of $4,684,253 (August 31, 2014 – $1,325,667 positive working capital), had not yet achieved profitable operations, has accumulated losses of $77,970,955 (August 31, 2014 – $69,095,649) and expects to incur further losses in the development of its business. The Company will require additional financing in order to conduct its planned work programs on mineral properties, meet its ongoing levels of corporate overhead and discharge its future liabilities as they come due.

Based on the Company’s current funding sources and taking into account the working capital position and capital requirements at August 31, 2015, these factors indicate the existence of a material uncertainty that raises substantial doubt about the Company’s ability to continue as a going concern and is dependent on the Company raising additional debt or equity financing. The Company must obtain additional funding in order to continue development and construction of the Buckreef Project. The Company is continuing to pursue additional financing to fund the construction of the Buckreef Project and additional projects. However there is no assurance that such additional funding and/or project financing will be obtained or obtained on commercially favourable terms. These consolidated financial statements do not give effect to any adjustment which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements.

2.

  Basis of Preparation

2.1 Statement of compliance

The Company was originally incorporated under the corporate name “424547 Alberta Ltd.” in the Province of Alberta on July 5, 1990, under the Business Corporations Act (Alberta).  The name was changed to “Tan Range Exploration Corporation” on August 13, 1991.  The name of the Company was again changed to “Tanzanian Royalty Exploration Corporation” (“TREC” or the “Company”) on February 28, 2006.  The address of the Company’s registered office is 40 King Street West, Suite 4400, Toronto, Ontario M5H 3Y4 Canada.  The Company’s principal business activity is in the exploration and development of mineral property interests.  The Company’s mineral properties are located in United Republic of Tanzania. The consolidated financial statements of the Company as at and for the years ended August 31, 2015 and 2014 comprise of the Company and its subsidiaries (together referred to as the “Company” or “Group”).

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

2.

Basis of Preparation (continued)

2.1 Statement of compliance (continued)

The Company’s consolidated financial statements, including comparatives, have been prepared in accordance with and using accounting policies in full compliance with the International Financial Reporting Standards (“IFRS”) and International Accounting Standards (“IAS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”), effective for the Company’s reporting for the year ended August 31, 2015.

These consolidated financial statements were approved and authorized by the Board of Directors of the Company on November 30, 2015.

2.2 Basis of presentation

The consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments, which are measured at fair value, as explained in the accounting policies set out in note 3.

2.3

Adoption of new and revised standards and interpretations

New standards and interpretations adopted

The Company applies, for the first time, certain standards and amendments to the financial statements. These include IAS 32 Financial Instruments, Presentation, Amendments to IAS 36 Recoverable Amount Disclosures for Non-Financial Assets, and IFRIC 21 Levies.

The nature and impact of each new standard/amendment is described below:

•

IAS 32 ‘Financial instruments, Presentation’ – In December 2011, effective for annual periods beginning on or after January 1, 2014, IAS 32 was amended to clarify the requirements for offsetting financial assets and liabilities.  The amendments clarify that the right of offset must be available on the current date and cannot be contingent on a future date.  The application of IAS 32 had no impact to the Company.

•

Amendments to IAS 36 Recoverable Amount Disclosures for Non-Financial Assets.  The IASB has published Recoverable Amount Disclosures for Non-Financial Assets (Amendments to IAS 36). These narrow-scope amendments to IAS 36, Impairment of Assets, address the disclosure of information about the recoverable amount of impaired assets if that amount is based on fair value less costs of disposal. When developing IFRS 13, Fair Value Measurement, the IASB decided to amend IAS 36 to require disclosures about the recoverable amount of impaired assets. The amendments clarify the IASB’s original intention that the scope of those disclosures is limited to the recoverable amount of impaired assets that is based on fair value less costs of disposal.  The amendments to      IAS 36 are effective for annual periods beginning on or after January 1, 2014.  The application of IAS 36 had no impact to the Company.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

2.

Basis of Preparation (continued)

2.3

 Adoption of new and revised standards and interpretations (continued)

New standards and interpretations adopted (continued)

•

IFRIC 21 Levies - In May 2013, the IASB issued IFRIC 21 – Levies (“IFRIC 21”), an interpretation of IAS 37 – Provision, Contingent Liabilities and Contingent Assets (“IAS 37”), on the accounting for levies imposed by governments. IAS 37 sets out criteria for the recognition of a liability, one of which is the requirement for the entity to have a present obligation as a result of a past event (“obligation event”). IFRIC 21 clarifies that the obligating event that gives rise to a liability to pay a levy is the activity described in the relevant legislation that triggers the payment of the levy. IFRIC 21 is effective for annual periods commencing on or after January 1, 2014.  The application of IFRIC 21 had no impact to the Company.

New standards and interpretations to be adopted in future

At the date of authorization of these Financial Statements, the IASB and IFRIC has issued the following new and revised Standards and Interpretations which are not yet effective for the relevant reporting periods and which the Company has not early adopted these standards, amendments and interpretations.  However, the Company is currently assessing what impact the application of these standards or amendments will have on the consolidated financial statements of the Company.

•

IFRS 9 Financial Instruments. IFRS 9 covers the classification and measurement, impairment and hedge accounting of financial assets and   financial liabilities and the effective date is for annual periods on or after January 1, 2018, with earlier application permitted. The Company is still assessing the impact of adopting IFRS 9.  Amendments to IFRS 9 also provide relief from the requirement to restate comparative financial statements for the effect of applying IFRS 9.  Instead, additional transition disclosures will be required to help investors understand the effect that the initial application of IFRS 9 has on the classification and measurement of financial instruments.

•

IFRS 15 Revenue from Contracts with Customers.  In May 2014, the IASB issued IFRS 15, Revenue from Contracts with Customers. IFRS 15 specifies how and when to recognize revenue as well as requires entities to provide users of financial statements with more informative, relevant disclosures. The standard supersedes IAS 18, Revenue, IAS 11, Construction Contracts, and a number of revenue-related interpretations. Application of the standard is mandatory for all IFRS reporters and it applies to nearly all contracts with customers: the main exceptions are leases, financial instruments and insurance contracts. IFRS 15 must be applied in an entity’s first annual IFRS financial statements for periods beginning on or after January 1, 2018. Application of the standard is mandatory and early adoption is permitted. The Company has not yet determined the impact of the amendments on the Company’s financial statements.

•

In December 2014, the IASB issued amendments to IAS 1 – Presentation of Financial Statements (“IAS 1”) to improve the effectiveness of presentation and disclosure in financial reports with the objective of reducing immaterial note disclosure. The amendments are effective for annual periods beginning on or after January 1, 2016 with early adoption permitted. The Company has not yet determined the impact of the amendments on the Company’s financial statements.

•

IAS 16 Property Plant and Equipment and IAS 38 Intangible Assets – The amendment is applied retrospectively and clarifies in IAS 16 and IAS 38 that the asset may be revalued by reference to observable data on either the gross or net carrying amount. In addition, the accumulated depreciation or amortization is the difference between the gross and carrying amounts of the asset. The Company is in the process of assessing the impact of IAS 16 and IAS 38 on its consolidated financial statements. The policy will become effective for annual periods starting after, or on January 1, 2016.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

2.

Basis of Preparation (continued)

2.4

 Adoption of new and revised standards and interpretations (continued)

New standards and interpretations to be adopted in future (continued)

•

Amendments to IFRS 11 Joint Arrangements - The amendments to IFRS 11 require that a joint operator accounting for the acquisition of an interest in a joint operation, in which the activity of the joint operation constitutes a business must apply the relevant IFRS 3 principles for business combinations accounting. The amendments also clarify that a previously held interest in a joint operation is not re-measured on the acquisition of an additional interest in the same joint operation while joint control is retained. In addition, a scope exclusion has been added to IFRS 11 to specify that the amendments do not apply when the parties sharing joint control, including the reporting entity, are under common control of the same ultimate controlling party. The amendments apply to both the acquisition of the initial interest in a joint operation and the acquisition of any additional interests in the same joint operation and are prospectively effective for annual periods beginning on or after January 1, 2016, with early adoption permitted. The Company is in the process of assessing the impact of these amendments on its consolidated financial statements.

3.

Summary of Significant Accounting Policies

3.1 Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its wholly controlled subsidiaries: Tanzania American International Development Corporation 2000 Limited (“Tanzam”), Tancan Mining Co. Limited (“Tancan”), Buckreef Gold Company Ltd. (“Buckreef”), and Northwestern Base Metals Company Limited (“NWBM”). Control is achieved when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Subsidiaries are consolidated from the date of acquisition, being the date on which the Company obtains control, and continued to be consolidated until the date when such control ceases.  The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies.

The consolidated financial statements of the Company set out the assets, liabilities, expenses, and cash flows of the Corporation and its subsidiaries, namely:

		Ownership interest as at August 31,
	Country of incorporation	2015	2014
Tanzam	Tanzania	100%	100%
Tancan	Tanzania	100%	100%
Buckreef	Tanzania	55%	55%
NWBM	Tanzania	75%	75%

All intra‐company transactions, balances, income and expenses are eliminated in full on consolidation.

Non‐controlling interests in the net assets of consolidated subsidiaries are identified separately from the Company’s equity therein.  Total comprehensive income within a subsidiary is attributed to the non-controlling interest even if it results in a negative balance.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

3.

Summary of Significant Accounting Policies (continued)

3.2 Mineral properties

All direct costs related to the acquisition and exploration and development of specific properties are capitalized as incurred.  If a property is brought into production, these costs will be amortized against the income generated from the property.  If a property is abandoned, sold or impaired, an appropriate charge will be made to the statement of comprehensive loss at the date of such impairment.  Discretionary option payments arising on the acquisition of mining properties are only recognized when paid.  Amounts received from other parties to earn an interest in the Company's mining properties are applied as a reduction of the mining property and deferred exploration and development costs until all capitalized costs are recovered at which time additional reimbursements are recorded in the statement of comprehensive loss, except for administrative reimbursements which are credited to operations.

Consequential revenue from the sale of metals, extracted during the Company's test mining activities, is recognized on the date the mineral concentrate level is agreed upon by the Company and customer, as this coincides with the transfer of title, the risk of ownership, the determination of the amount due under the terms of settlement contracts the Company has with its customer, and collection is reasonably assured.  Revenues from properties earned prior to the commercial production stage are deducted from capitalized costs.

The amounts shown for mining claims and related deferred costs represent costs incurred to date, less amounts expensed or written off, reimbursements and revenue, and do not necessarily reflect present or future values of the particular properties.  The recoverability of these costs is dependent upon discovery of economically recoverable reserves and future production or proceeds from the disposition thereof.

The Company reviews the carrying value of a mineral exploration property when events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying value of the property exceeds its fair value, the property will be written down to fair value with the provision charged against operations in the year of impairment. An impairment is also recorded when management determines that it will discontinue exploration or development on a property or when exploration rights or permits expire.

Ownership in mineral properties involves certain risks due to the difficulties in determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mineral interests.  The Company has investigated the ownership of its mineral properties and, to the best of its knowledge, ownership of its interests are in good standing.

Capitalized mineral property exploration costs are those directly attributable costs related to the search for, and evaluation of mineral resources that are incurred after the Company has obtained legal rights to explore a mineral property and before the technical feasibility and commercial viability of a mineral reserve are demonstrable.  Any cost incurred prior to obtaining the legal right to explore a mineral property are expensed as incurred.  Field overhead costs directly related to exploration are capitalized and allocated to mineral properties explored.  All other overhead and administration costs are expensed as incurred.

Once an economically viable reserve has been determined for a property and a decision has been made to proceed with development has been approved, acquisition, exploration and development costs previously capitalized to the mineral property are first tested for impairment and then classified as property, plant and equipment under construction.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

3.

Summary of Significant Accounting Policies (continued)

2.3

Property, plant and equipment

Property, plant and equipment (“PPE”) are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an item of PPE consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Depreciation is provided at rates calculated to write off the cost of PPE, less their estimated residual value, using the declining balance method over the following expected useful lives:

Assets	Rate

Machinery and equipment	20% to 30%
Automotive	30%
Computer equipment	30%
Drilling equipment and automotive equipment	6.67%
Leasehold improvements	20%
Heap leach pads	20%

An item of PPE is derecognized upon disposal, when held for sale or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the consolidated statement of comprehensive loss.

Assets under construction are capitalized as construction-in-progress. The cost of construction-in-
progress comprises of its purchase price and any costs directly attributable to bringing it into working condition for its intended use. Construction-in-progress assets are not depreciated until it is completed and available for use.

The Company conducts an annual assessment of the residual balances, useful lives and depreciation methods being used for PPE and any changes arising from the assessment are applied by the Company prospectively.

Where an item of plant and equipment comprises major components with different useful lives, the components are accounted for as separate items of plant and equipment. Expenditures incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditures are capitalized.

3.4 Decommissioning, restoration and similar liabilities (“Asset retirement obligation” or “ARO”)

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations, including those associated with the reclamation of mineral properties and PPE, when those obligations result from the acquisition, construction, development or normal operation of the Company’s assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement obligation is added to the carrying amount of the related asset and the cost is amortized as an expense over the economic life of the asset using the declining balance method.  Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the current market‐based discount rate, and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

3.

Summary of Significant Accounting Policies (continued)

3.5 Share based payments

Share based payment transactions

Employees (including directors and senior executives) of the Company receive a portion of their remuneration in the form of share based payment transactions, whereby employees render services as consideration for equity instruments (“equity‐settled transactions”).

In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share‐based payment.

Equity settled transactions

The costs of equity settled transactions with employees are measured by reference to the fair value at the date on which they are granted.

The costs of equity‐settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“the vesting date”). The cumulative expense is recognized for equity‐settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and the corresponding amount is represented in share based payment reserve.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity‐settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share‐based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

The effect of outstanding options is considered in the computation of earnings per share, if dilutive.

3.6 Taxation

Income tax expense represents the sum of tax currently payable and deferred tax.

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the date of the statement of financial position.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

3.

Summary of Significant Accounting Policies (continued)

     3.6 Taxation (continued)

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the date of the statement of financial position between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

• where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

• in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized except:

• where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

• in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each date of the statement of financial position and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each date of the statement of financial position and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the date of the statement of financial position.

Deferred income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive loss.

Deferred income tax assets and deferred income tax liabilities are offset if, and only if, a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

3.

Summary of Significant Accounting Policies (continued)

     3.6 Taxation (continued)

Sales tax

Expenses and assets are recognized net of the amount of sales tax, except:

•

When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable

•

When receivables and payables are stated with the amount of sales tax included

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

3.7 Loss per share

The basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding restricted stock units and share purchase warrants, in the weighted average number of common shares outstanding during the year, if dilutive.

3.8 Financial assets

All financial assets are initially recorded at fair value and designated upon inception into one of the following four categories: held‐to‐maturity, available‐for‐sale, loans‐and-receivables or at fair value through profit or loss (“FVTPL”).  The Company initially recognizes loans and receivables on the date they are originated.  All other financial assets are recognized on the trade date at which the Company becomes party to the contractual provisions of the instruments.

Subsequent to initial recognition, financial assets classified as FVTPL are measured at fair value with unrealized gains and losses recognized through earnings. The Company’s other financial assets are classified as FVTPL.

Financial assets classified as loans‐and‐receivables and held‐to‐maturity are measured at amortized cost. The Company’s cash and cash equivalents and trade and other receivables are classified as loans‐and-receivables.

Subsequent to initial recognition, financial assets classified as available‐for‐sale are measured at fair value with unrealized gains and losses recognized in other comprehensive income (loss) except for losses in value that are considered other than temporary. During the periods presented, the Company has not classified any financial assets as available‐for‐sale.

Transactions costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the rights and rewards of ownership of the financial asset are transferred.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

3.

Summary of Significant Accounting Policies (continued)

3.9 Financial liabilities

All financial liabilities are initially recorded at fair value and designated upon inception as FVTPL or other‐financial‐liabilities on the trade date at which the Company becomes party to the contractual provisions of the instrument.

Financial liabilities classified as other‐financial‐liabilities are initially recognized at fair value less directly attributable transaction costs. After initial recognition, other‐financial-liabilities are subsequently measured at amortized cost using the effective interest method.  The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period. The Company’s trade and other payables and convertible debt are classified as other‐financial‐liabilities.

Financial liabilities classified as FVTPL include financial liabilities held for trading and financial liabilities designated upon initial recognition as FVTPL. Derivatives, including separated embedded derivatives are also classified as FVTPL unless they are designated as effective hedging instruments. Fair value changes on financial liabilities classified as FVTPL are recognized through the statement of comprehensive loss. At August 31, 2015 and 2014 the Company’s warrant liability has been classified as FVTPL.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, as they expire.

3.10 Impairment of financial assets

The Company assesses at each date of the statement of financial position whether a financial asset is impaired.

Assets carried at amortized cost

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is then reduced by the amount of the impairment. The amount of the loss is recognized in profit or loss.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed to the extent that the carrying value of the asset does not exceed what the amortized cost would have been had the impairment not been recognized. Any subsequent reversal of an impairment loss is recognized in profit or loss.

In relation to trade receivables, a provision for impairment is made and an impairment loss is recognized in profit and loss when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Company will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Impaired debts are written off against the allowance account when they are assessed as uncollectible.

Available-for-sale

If an available‐for‐sale asset is impaired, an amount comprising the difference between its cost and its current fair value, less any impairment loss previously recognized in profit or loss, is transferred from equity to profit or loss. Reversals in respect of equity instruments classified as available‐for‐sale are not recognized in profit or loss.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

3.

Summary of Significant Accounting Policies (continued)

3.11 Impairment of non-financial assets

At each date of the statement of financial position, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash‐generating unit to which the assets belong.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre‐tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset (or cash‐generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash‐generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of comprehensive loss, unless the relevant asset is carried at a re-valued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash‐generating unit) in prior years.

3.12 Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and short term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash.

3.13 Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.  Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount, being the amount agreed by the parties to the transaction.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

3.

Summary of Significant Accounting Policies (continued)

3.14 Foreign currency transactions

Functional and presentation currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of the Company and each of its subsidiaries is the Canadian Dollar (“CDN”). The consolidated financial statements are presented in Canadian Dollars which is the Company’s presentation currency.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of comprehensive loss.

3.5 Loss per share

The basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding stock options and share purchase warrants, in the weighted average number of common shares outstanding during the year, if dilutive. The dilutive effect of outstanding options and warrants is calculated using the treasury stock method, which assumes that all common share equivalents have been exercised at the beginning of the year (or at the time of issuance, if later), and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of common shares during the year.

3.15 Significant accounting judgments and estimates

The preparation of these consolidated financial statements requires management to make judgements and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its judgements and estimates in relation to assets, liabilities, revenue and expenses.  Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgements and estimates.  Actual outcomes may differ from these estimates under different assumptions and conditions. The most significant estimates relate to the appropriate depreciation rate for property, plant and equipment, the valuation of warrant liability, the recoverability of accounts receivable, the valuation of deferred income tax amounts, impairment testing of mineral properties and deferred exploration and property, plant and equipment and the calculation of share‐based payments. The most significant judgements relate to the recognition of deferred tax assets and liabilities and asset retirement obligations, the determination of the economic viability of a project or mineral property and the determination of functional currencies.

3.16 Inventory

Stockpiled ore and consumables are physically measured or estimated and valued at the lower of cost or net realizable value.  Net realizable value is the estimated future sales price of the product the entity expects to realize when the product is processed and sold, less estimated costs to complete production and bring the product to sale.  Where the time value of money is material, these future prices and costs to complete are discounted.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

Consumables are valued at the lower of cost or net realizable value. Any provision for obsolescence is determined by reference to specific items. A regular review is undertaken to determine the extent of any provision for obsolescence.

4.

Mineral Properties

The Company explores or acquires gold or other precious metal concessions through its own efforts or through the efforts of its subsidiaries.  All of the Company’s concessions are located in Tanzania.

The Company’s mineral interests in Tanzania are initially held under prospecting licenses granted pursuant to the Mining Act, 2010 (Tanzania) for a period of up to four years, and are renewable two times for a period of up to two years each.  Annual rental fees for prospecting licenses are based on the total area of the license measured in square kilometres, multiplied by USD$100/sq.km for the initial period, USD$150/sq.km for the first renewal and USD$200/sq.km for the second renewal.  With each renewal at least 50% of the licensed area, if greater than 20 square kilometres, must be relinquished and if the Company wishes to keep the relinquished one-half portion, it must file a new application for the relinquished portion.  There is also an initial one-time “preparation fee” of USD$500 per license.  Upon renewal, there is a renewal fee of USD$300 per license.

Section 30 of the Mining Act states that the amount that is to be spent on prospecting operations is to be prescribed by Regulation.

Period	Minimum expenditure (US$)
Initial period (4 years)	$500 per sq km for annum
First renewal (3 years)	$1,000 per sq km for annum
Second renewal (2 years)	$2,000 per sq km for annum

Certain of the Company’s prospecting licenses are currently being renewed.

The Company assessed the carrying value of mineral properties and deferred exploration costs as at August 31, 2015 and recorded a write-down of $2,233,843 during the year ended August 31, 2015 (2014 - $1,209,640).

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

4.

Mineral Properties (continued)

      The continuity of expenditures on mineral properties is as follows:

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

4.

Mineral Properties (continued)

(a) Buckreef Gold Project:

On December 21, 2010, the Company announced it was the successful bidder for the Buckreef Gold Mine Re-development Project in northern Tanzania (the Buckreef Project).  Pursuant to the terms of the heads of agreement dated December 16, 2010, the Company paid USD $3,000,000 to State Mining Company (“Stamico”) in consideration of the transaction.  On October 25, 2011, a Definitive Joint Venture Agreement was entered into with Stamico for the development of the Buckreef Gold Project.  Through its wholly-owned subsidiary, Tanzam, the Company holds a 55% interest in the joint venture company, Buckreef Gold Company Limited, with Stamico holding the remaining 45%.

The Company has 100% control over all aspects of the joint venture company. In accordance with the joint venture agreement, the Company has to arrange financing, incur expenditure, make all decisions and operate the mine in the future. The Company’s obligations and commitments include completing a preliminary economic assessment, feasibility study and mine development. Stamico’s involvement is to contribute the licences and rights to the property and receive a 45% interest in Buckreef Gold Company Limited.

The joint venture agreement contains an obligation clause regarding the commissioning date for the plant. The clause becomes effective only in the event the property is not brought into production before a specified future date which was originally determined to be in [month] 2015.  However, due to certain delays the company estimates that this deadline is now extended until December 2015  The Company shall be entitled to extend the date for one additional year:

          i) for the extension year, on payment to Stamico of US$500,000;

          ii) for the second extension year, on payment to Stamico of US$625,000; and

          iii) for each subsequent extension year, on payment to Stamico of US$750,000.

The Company has received a request letter from Stamico regarding the status of the penalty payment and has responded that no penalty is due at this time.  The Company has received a subsequent letter from Stamico regarding request for payment.  It remains the Company’s position that no penalty is due at this time and will respond accordingly.

The Company has recognized a non-controlling interest (NCI) in respect of Stamico’s 45% interest on the Consolidated Financial Statements based on the initial payment by the Company to Stamico and will be adjusted based on annual exploration and related expenditures. Stamico has a free carried interest and does not contribute to exploration expenses.

There is supervisory board made up of 4 directors of Tanzam and 3 directors of Stamico, whom are updated with periodic reports and review major decisions. Amounts paid to Stamico and subsequent expenditure on the property are capitalized under Mineral Properties or Inventories for cots directly related to the extraction and processing of ore and reported under Buckreef Gold Company Limited.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

4.

Mineral Properties (continued)

(b) Kigosi:

The Kigosi Project is principally located within the Kigosi Game Reserve controlled area.  Through prospecting and mining option agreements, the Company has options to acquire interests in several Kigosi prospecting licenses.  The Company has an agreement with Stamico providing Stamico a 15% carried interest in the Kigosi Project.

The Kigosi Mining License was granted by the Ministry of Energy and Minerals to Tanzam, (wholly owned subsidiary of Tanzanian Royalty).    The official signing ceremony of the Kigosi Mining License was held in October 2013 and was attended by Company and Ministry for Energy and Minerals representatives.  The area remains subject to a Game Reserve Declaration Order.  Upon repeal or amendment of that order by DeGazzeting the respective license by the Tanzanian Government, the Company will be legally entitled to exercise its rights under the Mineral Rights and Mining Licence.

During the year ended August 31, 2015, the Company abandoned certain licenses in the area and a write off $2,144,993 was taken for these licenses related to the property (year ended August 31, 2014 - $nil).

(c) Itetemia Project:

Through prospecting and mining option agreements, the Company has options to acquire interests in several ltetemia property prospecting licenses.  The prospecting licenses comprising the Itetemia property are held by the Company; through the Company's subsidiaries, Tancan or Tanzam.  In the case of one prospecting license, Tancan acquired its interest pursuant to the Stamico Venture Agreement dated July 12, 1994, as amended June 18, 2001, July 2005, and October 13, 2008.

Stamico retains a 2% royalty interest as well as a right to earn back an additional 20% interest in the prospecting license by meeting 20% of the costs required to place the property into production.  The Company retains the right to purchase one-half of Stamico's 2% royalty interest in exchange for USD$1,000,000.

The Company is required to pay Stamico an annual option fee of USD$25,000 per annum until commercial production.

During the year ended August 31, 2015, the Company did not abandon any licenses in the area and no write off was taken in this area (year ended August 31, 2014 - $nil) related to deferred exploration costs associated with licenses the Company does not intend to renew.

(d) Luhala Project:

The Company has selected a consultant to prepare the resource report for the Luhala Project in anticipation of filing for a Mining License for development of the site. Once funds are available the contract to engage the Consultant to carry out the work will be initiated.

During the year ended August 31, 2015, the Company abandoned certain licenses in the area and a write-off of $47,152 was taken in this area (year ended August 31, 2014 - $377,511).

(e) Lunguya:

During the year ended August 31, 2015, the Company did not abandon any licenses and a write-off of $41,698 was taken in this area (year ended August 31, 2014 - $nil).

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

4.

Mineral Properties (continued)

(f) Kabanga:

The Kabanga Project is located in northwestern (“NW”) Tanzania, south of Lake Victoria and near the Burundi border within the Mesoproterozoic Karagwe-Ankolean sequence within the Kibaran Fold Belt of NW Tanzania.

The Company is engaged in the exploration and development of the Kagera Nickel project, adjacent to the Barrick/Xstrata Kabanga Nickel Project within the Kabanga-Musongati mafic-ultramafic belt, which contains nickel sulphide ores at Kabanga deposit and reef-type concentrations at Musongati.

During the year ended August 31, 2015, the Company did not abandon any licenses in the area and no write off was taken (year ended August 31, 2014 - $832,129) for all previously deferred expenditures.  Although the Company will continue to explore opportunities to maximise shareholder value and closely follow development of the adjacent Barrick/ Xstrata Nickel Project, the Company has decided to reallocate cash resources to other projects with near term returns.

Northwestern Basemetals Company Limited, a new company 75% owned by the Company, 15% owned by Stamico and 10% owned by Songshan Mining Company was formed to explore the Kabanga nickel, cobalt and platinum group metals belt in Tanzania.  Stamico has a carried interest on the Company and Songshan has a carried interest.

(g) Buziba-Busalwo

On February 24, 2014, the Company and Allied Gold Corp. (“AGC”) of United Arab Emirates announced it had signed a letter of intent to develop a commercially producing mine in the area known as Buziba-Busolwa in Tanzania, in a stand-alone development that will encompass the Buziba site within the Company’s Buckreef Gold Project.

Buckreef Gold Company Limited (“BGCL”), a project subsidiary of the Company owned 55% by the Company and 45% by Stamico, signed a letter of intent with ARL Gold Tanzania Limited (“ARL”), a subsidiary of AGC, to conclude a Definitive Joint Venture Agreement in connection with a joint venture to be created for the development of a producing gold mine at Buziba- Busolwa.

The Company’s BGCL joint venture with Stamico will hold a 40% interest in the Buziba-Busolwa Project, with AGC holding the remaining 60%.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

5.

Property, plant and equipment

	Drilling equipment	Automotive	Computer Equipment	Machinery and equipment	Leasehold improvements	Heap leach pads	Construction-in-progress *	Total
Cost
As at September 1, 2013	$ 464,487	$ 302,640	$ 117,767	$ 1,540,229	$ 100,328	$ -	$ -	$ 2,525,451
Additions	-	-	5,919	323,982	-	-	2,082,640	2,412,541
Disposals	-	-	(11,374)	(20,101)	-	-	-	(31,475)
As at August 31, 2014	$ 464,487	$ 302,640	$ 112,312	$ 1,844,110	$ 100,328	$ -	$ 2,082,640	$ 4,906,517
Additions	-	-	1,751	-	-	-	666,254	668,005
Transfer of assets in use	-	-	-	-	-	1,496,078	(1,496,078)	-
Disposals	-	-	(18,733)	-	-	-	-	(18,733)
As at August 31, 2015	$ 464,487	$ 302,640	$ 95,330	$ 1,844,110	$ 100,328	$ 1,496,078	$ 1,252,816	$ 5,555,789

Accumulated depreciation
As at September 1, 2013	$ 247,629	$ 209,661	$ 73,066	$ 990,082	$ 33,625	$ -	$ -	$ 1,554,063
Depreciation expense	14,456	24,612	21,903	183,756	13,341	-	-	258,068
Disposals	-	-	(11,374)	(20,101)	-	-	-	(31,475)
As at August 31, 2014	$ 262,085	$ 234,273	$ 83,595	$ 1,153,737	$ 46,966	$ -	$ -	$ 1,780,656
Depreciation expense	13,493	17,228	15,052	181,268	10,673	146,994	-	384,708
Disposals	-	-	(15,827)	-	-	-	-	(15,827)
As at August 31, 2015	$ 275,578	$ 251,501	$ 82,820	$ 1,335,005	$ 57,639	$ 146,994	$ -	$ 2,149,537
Net book value
As at September 1, 2013	$ 216,858	$ 92,979	$ 44,701	$ 550,147	$ 66,703	$ -	$ -	$ 971,388
As at August 31, 2014	$ 202,402	$ 68,367	$ 28,717	$ 690,373	$ 53,362	$ -	$ 2,082,640	$ 3,125,861
As at August 31, 2015	$ 188,909	$ 51,139	$ 12,510	$ 509,105	$ 42,689	$ 1,349,084	$ 1,252,816	$ 3,406,252

* Construction in progress represents construction of the Company’s heap leach pads and processing plant.  During the year ended August 31, 2015, construction of the heap leach pads was completed and the heap leach pads began being amortized as they came into operation.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

5.

Property, plant and equipment (continued)

Sale-leaseback transaction

During the year ended August 31, 2015, the Company sold automotive and mining equipment for proceeds of $577,505 to various officers and directors. Pursuant to the agreements, the Company entered into 1-year lease agreements on the automotive and mining equipment with effective dates in May 2015. Per the terms of the leases, the Company agrees to purchase back the automotive and mining equipment at the end of the lease periods for a lump sum payment of USD$46,904. Based on the terms of the agreements, the Company has classified and is accounting for the leases as finance leases. The initial base payments vary between the agreements and range between $3,500 and $8,000 payable monthly. The effective interest rate on the finance lease obligations outstanding is between 20% and 30%. The gain on sale of $250,108 has been deferred and is being recognized on a straight-line basis over the lease term as a reduction in amortization expense. The total deferred gain has been presented as a reduction of the finance asset. Under the lease, the Company is responsible for the costs of utilities, insurance, taxes and maintenance expenses.

As at August 31, 2015, the balance outstanding under capital lease obligations is $496,559 (August 31, 2014 - $nil) and is repayable within 1 year based on the monthly payments as described above.  As such, the capital lease obligation is classified as a current liability.

Interest expense related to the leases amounted to $45,087 (2014 - $nil), for the year ended August 31, 2015 and is recorded as finance charge in the statement of comprehensive loss.

6.

Convertible Debt

On October 4, 2010, the Company completed a private placement with arm’s length third parties consisting of three-year convertible promissory notes in the aggregate principal amount of $1,060,000 bearing interest at 3% and convertible into 204,772 common shares at the price of $5.1765 per share.  On September 14, 2013 the promissory notes matured and the Holders elected repayment of the promissory notes in cash.  Accordingly $1,060,000 plus interest in the amount of $30,000 was paid on September 16, 2013.

7.

Other financial assets

Other financial assets are comprised of shares of publicly traded companies.  As at August 31, 2014, these investments have been sold resulting in a balance of $nil.  A realized gain from the sale of these investments of $417 was recognized in the year ended August 31, 2014.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

8.

Capital Stock

Share Capital

The Company’s Restated Articles of Incorporation authorize the Company to issue an unlimited number of common shares.  On November 23, 2011, the Board resolved that the Company authorize for issuance up to a maximum of 115,000,000 common shares, subject to further resolutions of the Company’s board of directors.

	Number	Amount ($) ($)
Balance at September 1, 2013	100,922,582	$ 115,614,202
Issued pursuant to Restricted Share Unit Plan	320,893	1,354,238
Issued for settlement of lawsuit	82,405	185,000
Balance at August 31, 2014	101,325,880	$ 117,153,440
Issued pursuant to Restricted Share Unit Plan	174,608	729,778
Finders fees on convertible senior note financing	400,000	264,000
Shares issued on amendment of convertible senior note financing	500,000	250,000
Finders fees on gold bullion loan	442,548	177,019
Redemption of convertible senior notes	5,010,518	1,958,397
Balance at August 31, 2015	107,853,554	$ 120,532,634

Activity during the year ended August 31, 2015:

During the year ended August 31, 2015, 174,608 shares were issued pursuant to the Company’s Restricted Share Unit Plan at an average price of $4.18 for total issued value of $729,778.

On December 29, 2014, the Company issued 400,000 common shares at a price of $0.66 per share for total issued value of $264,000 to an arm’s length third party for payment of finders fees in connection with the convertible senior note financing (see Note 21).

On March 23, 2015, the Company issued 500,000 common shares at a price of $0.50 per share for total issued value of $250,000 as consideration in connection with the amendment to the previously completed convertible senior note financing (see Note 21 for details).

On August 25, 2015, the Company issued 442,548 common shares at a price of $0.40 per share for total issued value of $177,019 to an arm’s length third party for payment of finders fees in connection with the gold bullion loan (see Note 24 for details).

During the year ended August 31, 2015, pursuant to the mandatory redemption option held by the lender under the convertible senior note financing as described in Note 21, the lender redeemed total convertible senior notes in the amount $1,784,356 which resulted in the issuance of 5,010,518 shares at an average price of $0.39 for total value of $1,958,397.  The redemption resulted in a loss on redemption of convertible senior notes of $174,041 for the year ended August 31, 2015 (August 31, 2014 - $nil).

Activity during the year ended August 31, 2014:

During the year ended August 31, 2014, 320,893 shares were issued pursuant to the Company’s Restricted Share Unit Plan at an average price of $4.22 for total issued value of $1,354,238.

On June 27, 2014, the Company issued 82,405 common shares common shares at a price of $2.25 per share to an arm’s length third party in settlement of legal proceedings initiated by the consultant for consulting services provided to the Company.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

8.

Capital Stock (continued)

Warrant issuances:

Activity during the year ended August 31, 2015:

On December 9, 2014 the Company issued 982,143 share purchase warrants in connection with its convertible senior note financing (see Note 21).  Each warrant entitles the holder to acquire a common share at a price of US$0.98.  These warrants expire on December 9, 2019.

The warrants have a fair value of $444,000 on issuance, which was estimated using the Black-Scholes option pricing model and the following assumptions:

Risk-free interest rate	1.63%	Expected volatility	61%
Dividend yield	nil	Expected life	5 years

On December 29, 2014 the Company issued 400,000 share purchase warrants in connection with its convertible senior note financing (see Note 21).  Each warrant entitles the holder to acquire a common share at a price of US$0.98.  These warrants expire on December 29, 2016.

The warrants have a fair value of $71,000 on issuance, which was estimated using the Black-Scholes option pricing model and the following assumptions:

Risk-free interest rate	0.72%	Expected volatility	75%
Dividend yield	nil	Expected life	2 years

Activity during the year ended August 31, 2014:

There were no warrant issuances during the year ended August 31, 2014.

Warrants and Compensation Options outstanding:

At August 31, 2015, the following warrants and compensation options were outstanding:

	Number of Warrants	Exercise price	Expiry date
Convertible senior note financing - December 9, 2014	982,143*	USD$0.98	December 9, 2019
Convertible senior note financing – December 29, 2014	400,000	USD$0.98	December 29, 2016

Balance, August 31, 2015	1,382,143	-	-

* warrants classified under Warrant Liability

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

8.

Capital Stock (continued)

Warrant liability:

Foreign currency denominated warrants (not including compensation warrants), are considered a derivative as they are not indexed solely to the entity’s own stock.  The Company’s functional currency is the Canadian dollar as such the warrants whose exercise price is denominated in US dollars have been recorded under liabilities and carried at fair value as determined by the Black-Scholes option pricing model, with changes in fair values recorded as gains or losses in the statements of comprehensive loss.

The table below shows the activity for warrant liability for the year ended August 31, 2015 and 2014:

Year ended	August 31, 2015	August 31, 2014
Balance at beginning of year	$ -	$ 3,524,000
Warrants issued	444,000	-
Decrease in value of warrant liability	(324,000)	(3,524,000)
Balance at end of year	$ 120,000	$ -

During the year ended August 31, 2014, the value of the warrants decreased to $nil from the balance at August 31, 2013 of $3,524,000, as a result of the warrants expiring unexercised on August 12, 2014.

During the year ended August 31, 2015, 982,143 warrants were issued with a value on issuance of $444,000, that were classified as warrant liability.  Between the date of issuance and August 31, 2015, the value of these warrants decreased to $120,000.  The assumptions in valuing the warrant liability at August 31, 2015 include an expected volatility of 72%, a risk free interest rate of 1.54% and an expected life of 4.3 years. The decrease in value of $324,000 during the year ended August 31, 2015 (2014 – $3,524,000 decrease) resulted in a gain (2014 – resulted in a gain) in the statement of comprehensive loss.

Employee stock ownership plan:

On May 1, 2003, the Company established a non-leveraged employee stock ownership plan (ESOP) for all eligible employees, consultants, and directors.  The Company matches 100 percent of participants’ contributions up to 5 percent of the participants’ salaries and 50 percent of participants’ contributions between 6 percent and 30 percent of the participants’ salaries.  All contributions vest immediately.  ESOP compensation expense for the year ended August 31, 2015 was $5,606 (2014 - $71,251) and is included in salaries and benefits expense.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

8.

Capital Stock (continued)

Restricted share units:

The Restricted Stock Unit Plan (RSU Plan) is intended to enhance the Company’s and its affiliates’ abilities to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate such officers, directors, key employees and other persons to serve the Company and its affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.  To this end, the RSU Plan provides for the grant of restricted stock units (RSUs).  Each RSU represents an entitlement to one common share of the Company, upon vesting.  As of November 9, 2012, the Board resolved to suspend 1,500,000 of the 2,500,000 common shares previously authorized for issuance under the RSU Plan, such that a maximum of 1,000,000 shares shall be authorized for issuance under the RSU Plan, until such suspension may be lifted or further amended.  As of January 9, 2014, the Board further resolved to amend the suspension to 1,200,000 of the 2,500,000 common shares previously authorized for issuance under the RSU Plan, such that a maximum of 1,300,000 shares shall be authorized for issuance under the RSU Plan, until such suspension may be lifted or further amended.  As of September 29, 2015, the Board further resolved to amend the suspension to 800,000 of the 2,500,000 common shares previously authorized for issuance under the RSU Plan, such that a maximum of 1,700,000 shares shall be authorized for issuance under the RSU Plan, until such suspension may be lifted or further amended. RSU awards may, but need not, be subject to performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms of the RSU Plan.  Any such performance goals are specified in the award agreement.

The Board of Directors implemented the RSU Plan under which officers, directors, employees and others are compensated for their services to the Company.  Annual compensation for outside directors is $68,750 per year, plus $6,875 per year for serving on Committees, plus $3,437 per year for serving as Chair of a Committee.  On April 11, 2012, the board approved that at the election of each individual director, up to one half of the annual compensation may be received in cash, paid quarterly.  The remainder of the director’s annual compensation (at least one half, and up to 100%) will be awarded as RSUs in accordance with the terms of the RSU Plan and shall vest within a minimum of one (1) year and a maximum of three (3) years, at the election of the director, subject to the conditions of the RSU Plan with respect to earlier vesting.   In 2012 outside directors had the option to elect to receive 100% of their compensation in RSUs.  If 100% compensation in RSUs is elected, the compensation on which the number of RSUs granted in excess of the required one half shall be increased by 20%.

The Company uses the fair value method to recognize the obligation and compensation expense associated with the RSU’s. The fair value of RSU’s issued is determined on the grant date based on the market price of the common shares on the grant date multiplied by the number of RSUs granted. The fair value is expensed over the vesting term. Upon redemption of the RSU the carrying amount is recorded as an increase in common share capital and a reduction in the share based payment reserve.

The Company has a RSU Plan which allows the Company to issue RSU’s which are redeemable for the issue of common shares at prevailing market prices on the date of the RSU grant. The aggregate number of RSU’s outstanding is limited to a maximum of ten percent of the outstanding common shares. The Company has granted RSU’s to officers and key employees.

Of the 1,700,000 shares authorized for issuance under the Plan, 1,368,862 (August 31, 2014 - 1,194,254) shares have been issued as at August 31, 2015.

Total share-based compensation expense related to the issue of RSUs was $965,494 for the year ended August 31, 2015 (2014 - $1,416,868).  The amount capitalized to mineral properties for the year ended August 31, 2015 was $42,316 (2014 - $114,363).  The amount charged to directors fees for the year ended August 31, 2015 was $192,468 (2014 - $194,682).

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

8.

Capital Stock (continued)

The following table summarizes changes in the number of RSU’s outstanding:

Number of RSU’s		Weighted average fair value at issue date
Balance, September 1, 2013	621,578	$ 4.16
Granted	485,139	$ 2.70
Redeemed for common shares	(320,893)	$ 4.22
Forfeited	(2,793)	$ 3.58
Balance, August 31, 2014	783,031	$ 3.23
Granted	1,160,280	$ 0.56
Redeemed for common shares	(174,608)	$ 4.18
Forfeited	(121,481)	$ 2.92
Balance, August 31, 2015	1,647,222	$ 1.27

9.

Reserve for warrants

Year ended	August 31, 2015	August 31, 2014
Balance at beginning of year	$ 870,037	$ 870,037
Warrants issued on convertible senior note financing (Note 21)	71,000	-
Balance at end of year	$ 941,037	$ 870,037

10.

Reserve for share based payments

Year ended	August 31, 2015	August 31, 2014
Balance at beginning of year	$ 935,060	$ 873,736
Shares issued pursuant to RSU plan	(729,778)	(1,354,238)
Share based compensation	965,494	1,416,868
RSU shares forfeited	(122,019)	(1,306)
Balance at end of year	$ 1,048,757	$ 935,060

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

11.

 Related party transactions and key management compensation

Related parties include the Board of Directors and officers, close family members and enterprises that are controlled by these individuals as well as certain consultants performing similar functions.

Related party transactions conducted in the normal course of operations are measured at the exchange value (the amount established and agreed to by the related parties).

(a) Tanzanian Royalty Exploration Corporation entered into the following transactions with related parties:

Year ended August 31,	Notes	2015	2014
Legal services	(i)	$282,169	$257,050
Rent	(ii)	$27,199	$21,347
Rent	(iii)	$5,516	$33,924
Consulting	(iv)	$175,908	$160,954
Consulting	(v)	$165,477	$174,163

(i) The Company engages a legal firm for professional services in which one of the Company’s directors is a partner.  During the year ended August 31, 2015, the legal expense charged by the firm was $282,169 (2014 - $257,050).  As at August 31, 2015, $315,994 remains payable (August 31, 2014 - $28,648).

(ii) During the year ended August 31, 2015, $27,199 (2014 - $21,347) was paid to a company associated with the Company’s Chairman and COO and his spouse for office rental.

(iii)  During the year ended August 31, 2015, $5,516 (2014 - $33,924) was paid to a company associated with the Company’s former CFO for office rental.  This office rental lease was cancelled effective November 1, 2014.

(iv) During the year ended August 31, 2015, $175,908 (2014 - $160,954) was paid for heap leach construction consulting and website/data back-up services to companies controlled by individuals associated with the CEO.

(v) During the year ended August 31, 2015, $165,477 (2014 - $174,163) was paid for grade control drilling and other consulting services to Stamico, the Company’s joint venture partner on the Buckreef Gold Project.

At August 31, 2015, the Company has a receivable of $nil (August 31, 2014 - $2,072) from an organization associated with the Company’s President and CEO.

At August 31, 2015, the Company has a receivable of $5,541 (August 31, 2014 - $16,622) from the former general manager of the Company for amounts advanced on his behalf.

During the year ended August 31, 2015, the Company sold automotive and mining equipment in the amount of $243,805 to directors of the Company and $333,700 to the Company’s CEO for total proceeds of $577,505 as described in Note 5.  Pursuant to the agreements, the Company entered into 1-year lease agreements on the automotive and mining equipment with effective dates in May 2015. Per the terms of the leases, the Company agrees to purchase back the automotive and mining equipment at the end of the lease periods for a lump sum payment of USD$46,904. The initial base payments vary between the agreements and range between $3,500 and $8,000 payable monthly.  The effective interest rate on the capital lease obligation outstanding is between 20% and 30%.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

11.

 Related party transactions and key management compensation (continued)

As at August 31, 2015, the balance outstanding under capital lease obligations is $496,559 (August 31, 2014 - $nil) and is repayable within 1 year based on the monthly payments as described above.  As such, the capital lease obligation is classified as a current liability.

(b) Remuneration of Directors and key management personnel (being the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) of the Company was as follows:

Year ended August 31,	2015		2014
	Salaries and benefits (1)	Share based payments (2), (3)	Salaries and benefits (1)	Share based payments (2), (3)
Management	$ 346,464	$ 397,440	$ 446,640	$ 720,336
Directors	175,056	192,468	181,752	194,682
Total	$ 521,520	$ 589,908	$ 628,392	$ 915,018

    (1)   Salaries and benefits include director fees. The board of directors do not have employment or service contracts with the Company. Directors are entitled to director fees and RSU’s for their services and officers are entitled to cash remuneration and RSU’s for their services.

     (2)   Compensation shares may carry restrictive legends.

     (3)   All RSU share based compensation is based on the accounting expense recorded in the year.

At August 31, 2015, included in trade and other payables is $133,000 (August 31, 2014 - $nil) due to these key management personnel with no specific terms of repayment.

12.

Management of Capital

The Company's objective when managing capital is to obtain adequate levels of funding to support its exploration activities, to obtain corporate and administrative functions necessary to support organizational functioning, to obtain sufficient funding to further the identification and development of precious metals deposits, and to develop and construct low cost heap leach gold production mines.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business. The Company defines capital to include its shareholders’ equity. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company's approach to capital management during the year ended August 31, 2015. The Company is not subject to externally imposed capital requirements.

The Company considers its capital to be shareholders’ equity, which is comprised of share capital, reserves, and deficit, which as at August 31, 2015 totaled $44,551,473 (August 31, 2014 - $49,862,888).

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

12.

Management of Capital (continued)

The Company raises capital, as necessary, to meet its needs and take advantage of perceived opportunities and, therefore, does not have a numeric target for its capital structure.  Funds are primarily secured through equity capital raised by way of private placements, however, debt and other financing alternatives may be utilized as well.  There can be no assurance that the Company will be able to continue raising equity capital in this manner.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

The Company invests all capital that is surplus to its immediate operational needs in short term, liquid and highly rated financial instruments, such as cash, and short term guarantee deposits, all held with major Canadian financial institutions and Canadian treasury deposits.

13. Financial Instruments

Fair Value of Financial Instruments

The Company designated warrant and derivative liabilities as FVTPL.  Fair value of the warrant liabilities and is categorized as Level 3 measurement as it is calculated based on unobservable market inputs.   Trade and other receivables and cash and cash equivalents are classified as loans and receivables, which are measured at amortized cost.  Trade and other payables, leases payable and gold bullion loans are classified as other financial liabilities, which are measured at amortized cost.  Fair value of trade and other payables and convertible debt are determined from transaction values that are not based on observable market data.

The carrying value of the Company’s cash and cash equivalents, trade and other receivables, trade and other payables approximate their fair value due to the relatively short term nature of these instruments.

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments.  These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

A summary of the Company's risk exposures as they relate to financial instruments are reflected below:

Credit Risk

Credit risk is the risk of an unexpected loss if a third party to a financial instrument fails to meet its contractual obligations.  The Company is subject to credit risk on the cash balances at the bank, its short-term bank investments and accounts and other receivables and the carrying value of those accounts represent the Company’s maximum exposure to credit risk.  The Company’s cash and cash equivalents and short-term bank investments are with Schedule 1 banks or equivalents.  The accounts and other receivables consist of GST/HST and VAT receivable from the various government agencies and amounts due from related parties.  The Company has not recorded an impairment or allowance for credit risk as at August 31, 2015, or August 31, 2014.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rate.  The Company’s bank accounts earn interest income at variable rates.  The bullion loan carries a fixed rate of interest.  The Company’s future interest income is exposed to changes in short-term rates.  As at August 31, 2015, a 1% increase/decrease in interest rates would decrease/increase net loss for the period by approximately $7,000 (2014 - $18,000).

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

13. Financial Instruments (continued)

Liquidity Risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due.  As at August 31, 2015, the Company had current assets of $1,552,416 (August 31, 2014 - $2,614,572) and current liabilities of $6,236,669 (August 31, 2014 - $1,288,905). All of the Company’s trade payables and receivables have contractual maturities of less than 90 days and are subject to normal trade terms.  Current working capital deficiency of the Company is $4,684,253 (August 31, 2014 - $1,325,667 working capital).

Foreign Currency Risk

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates.  The Company has offices in Canada, USA, and Tanzania, but holds cash mainly in Canadian and United States currencies.  A significant change in the currency exchange rates between the Canadian dollar relative to US dollar and Tanzanian shillings could have an effect on the Company’s results of operations, financial position, or cash flows.  At August 31, 2015, the Company had no hedging agreements in place with respect to foreign exchange rates.  As a majority of the funds of the Company are held in Canadian currencies, the foreign currency risk associated with US dollar and Tanzanian Shilling financial instruments is not considered significant at August 31, 2015.

14. Prepaid and other assets

	August 31, 2015	August 31, 2014

Insurance	$ 42,201	$ 41,475
Listing fees	29,575	25,602
Other	9,067	1,805
Total prepaid expenses	$ 80,843	$ 68,882

15. Other receivables

The Company’s other receivables arise from two main sources: receivables due from related parties and harmonized services tax (“HST”) and value added tax (“VAT”) receivable from government taxation authorities. These are broken down as follows:

	August 31, 2015	August 31, 2014

Receivable from related parties	$ 20,062	$ 27,139
HST and VAT Receivable	184,058	658,437
Other	12,052	6,223
Total Trade and Other Receivables	$ 216,172	$ 691,799

Below is an aged analysis of the Company’s other receivables:

	August 31, 2015	August 31, 2014

Less than 1 month	$ 4,497	$ 31,846
1 to 3 months	26,940	12,840
Over 3 months	184,735	647,113
Total Other Receivables	$ 216,172	$ 691,799

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

15. Other receivables (continued)

At August 31, 2015, the Company anticipates full recovery of these amounts and therefore no impairment has been recorded against these receivables. The credit risk on the receivables has been further discussed in Note 13.

The Company holds no collateral for any receivable amounts outstanding as at August 31, 2015.

16. Trade, other payables and accrued liabilities

Trade and other payables of the Company are principally comprised of amounts outstanding for trade purchases relating to exploration activities and payroll liabilities.  The usual credit period taken for trade purchases is between 30 to 90 days.

The following is an aged analysis of the trade, other payables and accrued liabilities:

	August 31, 2015	August 31, 2014

Less than 1 month	$ 396,238	$ 992,684
1 to 3 months	905,141	239,728
Over 3 months	2,381,750	56,493
Total Trade, Other Payables and Accrued Liabilities	$ 3,683,129	$ 1,288,905

17. Inventory

Inventory consists of stockpiled ore, chemicals to be used in the gold leaching process and fuel to be consumed during the course of exploration development and operations.  Cost represents the delivered price of the item.  The following is a breakdown of items in inventory:

	August 31, 2015	August 31, 2014

Stockpiled ore and work in progress	$ 480,363	$ -
Chemicals	5,890	-
Fuel	1,322	24,230
Total Inventory	$ 487,575	$ 24,230

18. Cash and cash equivalents

As at August 31, 2015, cash and cash equivalents total $767,826 (August 31, 2014 - $1,829,661), consisting of cash on deposit with banks in general minimum interest bearing accounts totalling $767,826 (August 31, 2014 - $497,661), and guaranteed investment certificates and treasury bills consisting of interest-generating money-market accounts of $nil (August 31, 2014 - $1,332,000).  The interest-generating government investment certificate is cashable at any time and the Company expects to convert this into cash on an as needed basis.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

19. Segmented information

Operating Segments

At August 31, 2015 the Company’s operations comprise a single reporting operating segment engaged in mineral exploration in Tanzania.  The Company’s corporate division only earns interest revenue that is considered incidental to the activities of the Company and therefore does not meet the definition of an operating segment as defined in IFRS 8 ‘Operating Segments’. As the operations comprise a single reporting segment, amounts disclosed in the consolidated financial statements also represent operating segment amounts.

An operating segment is defined as a component of the Company:

• that engages in business activities from which it may earn revenues and incur expenses;

• whose operating results are reviewed regularly by the entity’s chief operating decision maker; and

• for which discrete financial information is available.

Geographic Segments

The Company is in the business of mineral exploration and production in the country of Tanzania. Information concerning TREC’s geographic locations is as follows:

	Year ended August 31, 2015	Year ended August 31, 2014
Consolidated net income (loss)
Canada	$ (5,249,758)	$ (135,311)
Tanzania	(3,745,939)	(2,280,954)
	$ (8,995,697)	$ (2,416,265)
	As at August 31, 2015	As at August 31, 2014
Identifiable assets
Canada	$ 883,267	$ 1,830,815
Tanzania	52,225,592	50,962,086
	$ 53,108,859	$ 52,792,901
Non-current assets
Canada	$ 13,350	$ 19,551
Tanzania	51,543,093	50,158,778
	$ 51,556,443	$ 50,178,329

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

20. Commitments

In addition to the property payments committed to by the Company to maintain options in certain prospecting and mining option agreements (note 4), the Company is committed to rental payments of approximately $27,199 as at August 31, 2015 (August 31, 2014 - $nil) for premises in fiscal 2015.

The Company also entered into a commitment with DMO Technological Services Ltd. of Zimbabwe for the purchase of a carbon in column plant in connection with the heap leach operations at Buckreef with remaining commitments in the amount of USD $nil (August 31, 2014 - USD$582,240).

In order to maintain the existing site of mining and exploration licenses, the Company is required to pay annual license fees. The Company has not paid its annual license fees since October 2015 with exception of Buckreef mining licenses. As at August 31, 2015 an accrual of $463,390 has been recorded relating to unpaid license fees. Note that these licenses remain in good standing until a letter of demand is received from Ministry of Energy and Minerals requesting payment of any unpaid license fees plus 50% penalty, and The Company fails to respond within 30 days. The Company has not received a letter of demand. The potential penalty relating to unpaid license fees is around $75,000. No accrual has been made on the basis that there is no current legal obligation to pay this.

21.

  Convertible senior note

Initial issuance:

On December 29, 2014, the Company closed out of escrow the issuance of US$10,000,000 in convertible senior notes to an institutional lender. The facility may be increased to US$15,000,000, subject to financial criteria.

The notes were issued at an 8% discount, with an initial funding amount of US$9,200,000.  The notes are convertible at the option of the lender at a price of US$0.98.  The notes bear interest at 8% per annum, payable monthly.   The lender may opt to receive interest in common shares in lieu of cash at US$0.98 per share ..  The notes mature in 24 months and are prepayable in full (if the prepayment amount is funded by new debt) or in part (if the prepayment amount is funded by equity) at the option of the Company after 6 months at a price equal to 107% of the principal being repaid .. The lender may redeem 7.5% of principal monthly commencing in March, 2015 payable in cash or shares at the option of the Company (at a price based on 90% of the then-current volume weighted average trading price) , subject to certain conditions, including that the volume-weighted average trading price (“VWAP”) of the common shares exceeds US$0.60 per share on the payment date and on each of the 20 trading days immediately preceding such date, and that an SEC registration statement is effective for resale of the common shares issuable under the notes ..

The initial closing drawdown was US$1,766,588. Subsequent drawdowns may be made based on meeting certain financial conditions, including the Company achieving net free cash flow of at least US$1,050,000 over a quarterly period ..  As at February 28, 2015, the Company had not achieved the financial conditions, as such, the cash held in escrow is restricted and unavailable to the Company for use.  As at February 28, 2015, the Company repaid USD$750,000.

On closing, 982,143 warrants were issued to the lender which are exercisable for 5 years at the conversion price of US$0.98.  Any warrants issued to the lender in the future will be exercisable at 115% of the 5-day VWAP of the common shares on the 5 trading days immediately preceding the date of issue.

The Company incurred $435,174 in direct expenditures relating to securing this financing.  In addition, 400,000 shares and 400,000 warrants were issued as finders fees (Note 8).  The 400,000 warrants are exercisable for 2 years at the conversion price of US$0.98.These costs have been recorded as transaction costs against the convertible senior notes to be amortized over the life of the notes.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

21.

  Convertible senior note (continued)

Amendment to initial issuance:

On March 25, 2015, the Company amended the terms of its convertible senior note financing, the first drawdown under which successfully closed on December 29, 2014.

The outstanding principal at the time of the amendment was US$9,250,000 representing the original USD$10,000,000 less the payment made as part of the lenders “mandatory redemption option”. The previously escrowed funds were returned to the lender.  Under the amended financing, there is no escrow of funds and the outstanding principal amount of the notes was reduced to US$1,450,000. Interest at 8% per annum is calculated on the reduced principal amount only, effective from March 1, 2015. A maximum of US$300,000 in cash will be repayable in April, 2015, pursuant once again to the lender’s "mandatory redemption option."

The reduced amount of outstanding notes remain convertible at the option of the lender at 115% of the 5-day volume-weighted average trading price on the NYSE MKT of the Company's common shares as at December 9, 2014 (being US0.98). The terms of the 982,143 share purchase warrants issued to the lender on closing are unchanged; they remain exercisable for 5 years at the conversion price, and the lender may also opt to receive interest in common shares in lieu of cash at that price. The notes mature in 24 months and are prepayable at the option of the Company 6 months after the original closing. The lender may resume mandatory redemptions of up to US$750,000 monthly commencing in May, 2015 payable in cash or, subject to registration and certain financial criteria, shares at the option of the Company (at a price based on 90% of the then-current volume weighted average trading price).

The lender will be entitled to advance up to an additional US$4,000,000 to the Company in exchange for 8% discount notes subject to the same maturity and repayment terms (and entitlement to share purchase warrants) as currently apply, with a conversion price of US$0.98, subject to downward adjustment to $0.50, from and after September 30, 2015, under certain market conditions. In consideration of the amendments agreed to, the lender will receive 500,000 common shares of the Company.

The loss on amendment is presented net of gains on the conversion option occurring up to the time of amendment.

The balance of the convertible senior note is as follows:

	August 31, 2015	August 31, 2014
Note issued at face value ($10,000,000 USD)	$ 11,626,808	$ -
Discount on convertible note ($800,000 USD)	(930,145)	-
Conversion component of convertible note ($2,934,000 USD)	(3,359,000)	-
Transaction costs relating to convertible note – shares	(264,000)	-
Warrants issued to debenture holders	(443,000)	-
Transaction costs relating to convertible note – broker warrants	(72,000)	-
Transaction costs relating to convertible note – cash	(435,174)	-
Amortization of bond discount and transaction costs	540,980	-
Repayments – cash ($750,000 USD)	(933,825)	-
Reduction of conversion component on repayment	252,000	-
Foreign exchange	282,731	-
Balance, prior to amendment	$ 6,265,375	$ -
Reduction in notes on amendment	(4,521,501)	-
Redemption of convertible notes	(1,784,356)	-
Foreign exchange	40,482	-
Balance, end of the year	$ -	$ -

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

21.

  Convertible senior note (continued)

Derivative in convertible senior notes:

The conversion option is considered an embedded derivative as it is denominated in USD whereas the Company’s functional currency is the Canadian dollar. The feature is classified as a current liability on the statement of financial position and is carried at fair value as determined by the Black-Scholes option pricing model, with changes in fair value recorded as gains or losses in the statement of comprehensive loss.

The assumptions in valuing the embedded derivative on issuance at December 9, 2014 include an expected volatility of 74%, a risk free interest rate of 0.72% and an expected life of 2 years resulting in a fair value on issuance of $3,359,000.  As at August 31, 2015, the derivative in the convertible note is valued at $nil (August 31, 2014 - $nil), as the balance of the convertible notes was converted into shares.

Interest expense related to the Debentures amounted to $172,700 (2014 - $nil), as at August 31, 2015 and is recorded as finance charge in the statement of comprehensive loss. Accretion expense during the year ended August 31, 2015 totaled $540,980 (2014 - $nil).  All interest payments have been paid as of August 31, 2015.

During the year ended August 31, 2015, the lender redeemed $1,784,356 of convertible senior notes which were paid in shares, which resulted in the issuance of 5,010,518 common shares with a fair value of $1,958,397.  The resulting loss on redemption of convertible senior notes of $174,041 (2014 - $nil) is reflected as a loss for the year ended August 31, 2015.

22.

  Asset Retirement Obligation

The Company's asset retirement obligation relates to the cost of removing and restoring of the Buckreef Project in Tanzania.  Significant reclamation and closure activities include land rehabilitation, demolition of buildings and mine facilities, ongoing care and maintenance and other costs.  This estimate depends on the development of environmentally acceptable mine closure plan.

A reconciliation for asset retirement obligations is as follows:
	August 31, 2015	August 31, 2014
Balance, beginning of year	$ -	$ -
Asset retirement obligation addition – initial recognition	329,000	-
Accretion expense	5,789	-
Asset retirement obligation addition – additional estimate	345,211	-
Balance, end of the year	$ 680,000	$ -

The mine closure provision liability is based upon the following estimates and assumptions:

a)

Total undiscounted amount of future retirement costs was estimated to be USD $794,000.

b)

Risk-free rate at 3.5%.

c)

Expected timing of cash outflows required to settle the obligation is for the full amount to be paid in 2020.

d)

Inflation over the period from is estimated to be 1.75% per annum.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

23.

  Non-Controlling Interest

The changes to the non-controlling interest for the year ended August 31, 2015 and 2014 are as follows:

Year ended	August 31, 2015	August 31, 2014
Balance at beginning of year	$ 1,641,108	$ 2,078,987
Non-controlling interest’s 45% share of Buckreef’s comprehensive income (loss)	(104,477)	(135,872)
Non-controlling interest’s 25% share of NWBM’s comprehensive (loss)	(15,914)	(302,007)
Balance at end of year	$ 1,520,717	$ 1,641,108

The following is summarized financial information for Buckreef:

	August 31, 2015	August 31, 2014
Current assets	$ 625,676	$ 40,395
Long term assets	18,573,638	16,546,400
Current liabilities	(20,842)	(10,801)
Advances from parent	(20,411,623)	(17,576,972)

Net income (loss) for the year	(232,172)	(301,938)

The following is summarized financial information for NWBM:

	August 31, 2015	August 31, 2014
Current assets	$ -	$ -
Long term assets	-	-
Current liabilities	(8,225)	(3,780)
Advances from parent	(1,494,646)	(1,435,434)

Net loss for the year	(63,653)	(1,208,028)

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

24. Gold Bullion Loans

On July 8, 2015, the Company closed US $1,530,000 million dollar "bullion loans”.

Under the terms of the loan agreements, the bullion loans are for a period of one year, are subject to renewal, and carry an 8% interest rate payable quarterly. The bullion loans may be repaid in cash or common shares of the Company or gold in specified form at the option of the lender.  If the bullion loans are paid back by bullion, the valuation date for such bullion will be the date of the loan agreements. The bullion loans may be converted into common shares of the Company at the sole discretion of the lenders at an exercise price of US$0.27658 per share.  Interest is payable quarterly, either in cash or in shares at the option of the lender at a price of US$0.27658 per share. There is no prepayment penalty.

An 8% finder’s fee was paid through the issuance of 442,548 common shares at a price of $0.40 per share with a value of $177,019.

The balance of the gold bullion loans is as follows:

	August 31, 2015	August 31, 2014
Balance at beginning of year	$ -	$ -
Proceeds from gold loans in gold bullion	2,013,021	-
Less: derivative in gold bullion loans	(851,000)	-
Less: transaction costs	(177,019)	-
Interest accrued	23,825	-
Interest accretion	197,154	-
Balance at end of year	$ 1,205,981	$ -

During the year ended August 31, 2015, the Company recognized a loss on sale of the gold bullion received under the gold bullion loans as a result of the decline in the price of gold between the date the gold bullion was received and the date the gold bullion was sold for cash.  A loss of $184,810 (2014 - $nil) is reflected as a loss for the year ended August 31, 2015.

Derivative in gold bullion loans:

The conversion option in the gold bullion loans is considered an embedded derivative. The feature is classified as a current liability on the statement of financial position and is carried at fair value as determined by the Black-Scholes option pricing model, with changes in fair value recorded as gains or losses in the statement of comprehensive loss.

The assumptions in valuing the embedded derivative include an expected volatility of 97%, a risk free interest rate of 0.44% and an expected life of 1 year resulting in a fair value of $851,000 as at August 31, 2015 (August 31, 2014 - $nil).

Interest expense related to the gold bullion loan amounted to $23,825 (2014 - $nil), as at August 31, 2015 and is recorded as finance charge in the statement of comprehensive loss. Accretion expense during the year ended August 31, 2015 totaled $197,154 (2014 - $nil).

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

25. Finance costs

Finance costs comprises of the following:

August 31, 2015		August 31, 2014

Interest on convertible senior notes (Note 21)	$ 172,700	$ -
Interest on Gold Bullion Loans (Note 24)	23,825	-
	$ 196,525	$ -

26. Taxes

The Company’s provision for income taxes differs from the amount computed by applying the combined federal and provincial income tax rates to income (loss) before income taxes as a result of the following:

	2015	2014
Combined basic Canadian federal and provincial statutory income tax rates including surtaxes	26.50%	26.25%

Statutory income tax rates applied to accounting income	$(2,384,000)	$(637,000)

Increase (decrease) in provision for income taxes:
Foreign tax rates different from statutory rate	(131,000)	(86,000)
Permanent differences and other items	1,398,000	77,000
Benefit of tax losses not recognized	1,117,000	646,000

Provision for income taxes	$-	$-

The enacted tax rates in Canada of 26.50% (26.25% - 2014) and Tanzania of 30% (2014 - 30%) where the Company operates are applied in the tax provision calculation.  The combined Canadian federal and provincial statutory rate has increased from the prior period due to a scheduled enacted rate increase.

The following table reflects the Company’s deferred income tax assets (liabilities):

The tax effects of significant temporary differences which would comprise deferred income tax assets and liabilities at August 31, 2015 and 2014 are as follows:

Deferred Income Tax Liabilities	Mineral properties	Debt issuance cost	Total

At August 31, 2013	$ (10,717,000)	$ (26,000)	$ (10,743,000)
Charged to the consolidated statement of comprehensive loss	(231,000)	(9,000)	(240,000)
At August 31, 2014	$ (10,948,000)	$ (35,000)	$ (10,983,000)
Charged to the consolidated statement of comprehensive loss	(90,000)	12,000	(78,000
At August 31, 2015	$ (11,038,000)	$ (23,000)	$ (11,061,000)

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

26. Taxes (continued)

Deferred Income Tax Assets	Non-capital losses	Non-capital losses	Total

At August 31, 2013	$ 10,717,000	$ 26,000	$ 10,743,000
Charged to the consolidated statement of comprehensive loss	231,000	9,000	240,000
At August 31, 2014	$ 10,948,000	$ 35,000	$ 10,983,000
Charged to the consolidated statement of comprehensive loss	90,000	(12,000)	78,000
At August 31, 2015	$ 11,038,000	$ 23,000	$ 11,061,000

Net deferred tax assets (liabilities)	$ -	$ -	$ -

The following temporary differences have not been recognized in the Company’s consolidated financial statements:

	August 31, 2015	August 31, 2014

Non capital losses	$ 35,071,000	$ 32,286,000
Property, plant and equipment	198,000	192,000
Capital losses	127,000	127,000
	$ 35,396,000	$ 32,605,000

At August 31, 2015, the Company has Tanzanian non-capital losses of $16,308,000 (2014 - $14,554,000), that have not been recognized and may be carried forward and applied against Tanzania taxable income of future years.  The non-capital loss may be carried forward without limitation.

At August 31, 2015, the Company has non-capital losses of $18,762,000 (2014 - $17,732,000), that have not been recognized and may be carried forward and applied against Canadian taxable income of future years.   The non-capital losses have expiry dates as follows:

2015	$-
2026	1,711,000
2027	1,388,000
2028	1,333,000
2029	1,587,000
2030	1,427,000
2031	2,378,000
2032	2,496,000
2033	2,352,000
2034	2,195,000
2035	1,895,000
$18,762,000

At August 31, 2015, $nil (2014 - $nil) was recognized as a deferred tax liability for taxes that would be payable as the Company’s subsidiaries have a deficit.

Tanzanian Royalty Exploration Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2015 and 2014

27.

  Events after the reporting period

On October 19, 2015, the Company entered into agreements for US $1,000,000 in gold loans.

Under the terms of the loan agreements, the gold loans are for a period of three year, are subject to renewal, and carry an 8% interest rate payable quarterly. The bullion loans may be repaid in cash or common shares of the Company or gold in specified form.  If the bullion loans are paid back by bullion, the valuation date for such bullion will the date of the loan agreements. The bullion loans may be converted into common shares of the Company at the sole discretion of the lenders at an exercise price of US$0.308 per share.  Interest is payable quarterly, either in cash or in shares at a price of US$0.308 per share. There is no prepayment penalty.